EXHIBIT 99.1
                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC

         UNDERTAKES DEVELOPMENT OF A HIGH VOLUME MANUFACTURING FACILITY
    ~ CAPACITY ANTICIPATED TO BE IN EXCESS OF 1,000,000 CATALYSTS PER YEAR ~

TELFORD, P.A.--(BUSINESS WIRE) - December 20th, 2004. Environmental Solutions Worldwide, Inc. (ESW) (OTCBB: ESWW) announced today that the Company's wholly own subsidiary ESW Canada, Inc. has finalized a long term lease for expansion of the Company's manufacturing capabilities. When complete, this new high-tech manufacturing plant will have the potential to produce in excess of 1,000,000 proprietary catalyzed substrates per year. These catalyzed substrates, used in diesel, gas and CNG/LPG catalytic converters, will be sold to the Company's Original Equipment Manufacturer (OEM) and Retrofit customers globally.

ESW Canada's new plant will be located in Concord Ontario Canada. The new facility in excess of 50,000 sqft will also accommodate the corporate head offices. The Company is in the process of setting up the production line equipment necessary to produce its proprietary metallic substrates from the base materials, along with the equipment needed to apply the final chemical washcoat and catalyst materials. When complete, this new high volume substrate manufacturing plant will enable the Company to control the complete manufacturing process required for production of catalyzed substrates. Catalyzed substrates are the integral part of all catalytic converter systems sold worldwide.

As previously reported, the Company's subsidiary ESW America will soon be operating from its new 40,000 sqft Tech Center based in Montgomeryville Pennsylvania. This new facility will be manufacturing and providing the catalytic and chemical washcoat solutions for the new Concord Ontario plant.

David Johnson, ESW's President and CEO commented, "I am excited to report that we are moving into the realm of high volume manufacturing of our proprietary catalyzed substrates. This new production plant, scheduled to come online in the first quarter of 2005, has been designed to be state of the art and become the Company's flagship facility. It is anticipated that this facility will also serve as model for the construction of future manufacturing plants, as the demand for the Company's products by its worldwide customers, necessitates."

Mr. Johnson further remarked, "Currently, the industry standard for manufacturing a catalyzed substrate, is to purchase a conventional ceramic or foil based substrate from a third party company and apply a catalyst coating prior to canning the finished product. Because ESW manufactures its own proprietary substrates and applies its own catalytic coatings, the Company has the potential of providing customers with a very cost effective product tailored to their individual needs. The integration of these key components and processes under one roof sets the Company apart in the industry as a complete catalyst manufacturer."

A MECA (Manufacturers of Emission Controls Association) Press Release dated May 2002, stated, "A study prepared by Michael P. Walsh, a renowned expert on international motor vehicle emission control issues, forecasts that by the year 2020 the global motor vehicle pollution control market will more than double from an estimated 2000 level of $39.2 billion to over $84.9 billion. The phenomenal growth projected is a function of 1) continued significant growth in the number of new motor vehicles registered worldwide, particularly in Asia and Latin America, and 2) the growing number of countries which are following the United States' lead in adopting increasingly more stringent motor vehicle emission control programs."

ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.

With headquarters in Telford, Pennsylvania Environmental Solutions Worldwide is a an ISO 9001:2000 certified publicly traded company engaged through its subsidiaries in the design, development, manufacture and sale of environmental technologies currently focused on the international automotive and transportation industries. ESW currently manufactures and markets a line of catalytic emission control products and catalytic conversion technologies for a multitude of applications.
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For updated information, please visit the Company's Web site at:
www.cleanerfuture.com


SAFE HARBOR

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

                          FOR MORE INFORMATION CONTACT:
                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                      Investor Relations at 1-905-850-9970
                           investors@cleanerfuture.com